Exhibit 99.1

RegeneRx Biopharmaceuticals Inc. 15245 Shady Grove Road, Suite 470 Rockville, Maryland 20850	PHONE 301.208.9191 FAX 301.208.9194 WEB www.regenerx.com

RegeneRx Reports Topline Results of ARISE-3 Dry Eye Trial

ROCKVILLE, Md. (March 18, 2021) – RegeneRx Biopharmaceuticals, Inc. (OTCQB: RGRX) (the “Company” or “RegeneRx”), a clinical-stage biopharmaceutical company focused on tissue protection, repair and regeneration, announced that the ARISE-3 Phase 3 clinical trial evaluating RGN- 259 eyedrops for the treatment of dry eye syndrome did not meet its primary outcome measures. However, efficacy was seen in the improvement of ocular grittiness, one of the pre-specified secondary symptom endpoints in the trial. The statistically significant improvement was seen at one and two weeks after treatment, and post-exposure in a controlled adverse environment after two weeks of treatment with RGN-259 compared to placebo (p=0.0104, 0.0307, and 0.0046, respectively).

RGN-259 continued to demonstrate safety in treatment of dry eye syndrome consistent with previous clinical trials. In the ARISE-3 trial, there were no serious adverse events with only mild to moderate adverse events in both the active and placebo arms. The most common ophthalmic adverse event was mild ocular pain upon instillation (RGN-259 6.6% vs. placebo 4.6%).

Based on preliminary post-hoc analyses by GtreeBNT using all of the patients in the three phase 3 trials, the population compromised by a corneal sum fluorescein staining score showed significant improvement in sign efficacy parameters such as fluorescein staining scores in the central, corneal sum, conjunctival sum, and total sum after two weeks of treatment. Additional analyses are being conducted to define efficacies in various sign and symptom parameters using the pooled data of the three phase 3 trials. Comprehensive results will be released when all the data analyses are completed.

Data analysis is expected to be focused on the fast on-set and multifunctional effects of RGN-259 that were shown in all three clinical trials. Based on these results, GtreeBNT and RegeneRx will explore the prospects of a pre-BLA meeting with the FDA using the pooled data or discuss a detailed plan for additional clinical studies, if needed.

“While the trial did not meet its primary outcome measures, there was a statistically significant symptom effect in favor of RGN-259 in a short period of time in addition to its safety. Statistically significant clinical improvements in various signs and symptoms of dry eye syndrome have now been observed in all three phase 3 clinical trials, ARISE-1 -2 and -3, and further analyses are ongoing. We look forward to completing the analyses, reporting results, and meeting with the FDA as soon as practicable,” stated J.J. Finkelstein, RegeneRx president and chief executive.

About RegeneRx Biopharmaceuticals, Inc.

RegeneRx is focused on the development of novel therapeutic peptides, including Thymosin beta 4 (Tβ4) and its constituent fragments, for tissue and organ protection, repair, and regeneration.

RegeneRx currently has three drug candidates in clinical development for ophthalmic, cardiac/neuro and dermal indications, four active strategic licensing agreements in the U.S., China, and Pan Asia (Korea, Japan, and Australia, among others), and the EU, and has patents and patent applications covering its products in many countries throughout the world.

Forward Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Forward-looking statements in this press release include, but are not limited to, information on phase 3 trial results, competitive products, statements from us, or our U.S. joint venture partner, GtreeBNT, Ora, Inc. and its biostatistics affiliates, or derived from independent market research reports regarding strategic and research partnerships, status of clinical trials, reclassification of our drug candidates from drugs to biologics, regulatory applications and approvals, the development and value of our drug candidates, and the use of our drug candidates to treat various conditions. All forward-looking statements are expectations and estimates based upon information obtained and/or calculated by the Company or its joint venture partner and its affiliates at this time and are subject to change. Moreover, there is no guarantee any clinical trial will be successful or confirm previous clinical results. Please view these and other risks described in the Company's filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2020, and subsequent quarterly reports filed on Form 10- Q, as well as other filings it makes with the SEC. Any forward-looking statements in this shareholder letter represent the Company's views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

For RegeneRx:
Lori Herman
301.208.9191
las@regenerx.com

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